Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement

dated May 2, 2022

Registration No. 333-237773

May 2, 2022

Summary of Final Terms and Details of the Issue

$550,000,000 3.600% Senior Notes due 2024

Issuer:	Constellation Brands, Inc.

Principal Amount:	$550,000,000 aggregate principal amount.

Title of Securities:	3.600% Senior Notes due 2024 (the “2024 notes”).

Final Maturity Date:	May 9, 2024.

Public Offering Price:	99.941% of principal amount plus accrued interest, if any, from and including May 9, 2022.

Coupon:	3.600% per annum.

Interest Payment Dates:	May 9 and November 9.

Record Dates:	April 24 and October 25.

First Interest Payment Date:	November 9, 2022.

Benchmark UST:	2.500% UST due April 30, 2024.

Benchmark UST Price & Yield:	99-17 3⁄4 / 2.731%.

Spread to Benchmark UST:	90 basis points.

Yield to Maturity:	3.631%.

Optional Redemption:	The Company may redeem the 2024 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2024 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the 2024 notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Trade Date:	May 2, 2022.

Settlement Date:	May 9, 2022, which will be the fifth business day following the date of pricing of the 2024 notes (T+5).*

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036P BM9 ISIN: US21036PBM95

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BBVA Securities Inc. BMO Capital Markets Corp. M&T Securities, Inc. Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. PNC Capital Markets LLC TD Securities (USA) LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Academy Securities, Inc. Fifth Third Securities, Inc. Rabo Securities USA, Inc. Siebert Williams Shank & Co., LLC

$600,000,000 4.350% Senior Notes due 2027

Issuer:	Constellation Brands, Inc.

Principal Amount:	$600,000,000 aggregate principal amount.

Title of Securities:	4.350% Senior Notes due 2027 (the “2027 notes”).

Final Maturity Date:	May 9, 2027.

Public Offering Price:	99.942% of principal amount plus accrued interest, if any, from and including May 9, 2022.

Coupon:	4.350% per annum.

Interest Payment Dates:	May 9 and November 9.

Record Dates:	April 24 and October 25.

First Interest Payment Date:	November 9, 2022.

Benchmark UST:	2.750% UST due April 30, 2027.

Benchmark UST Price & Yield:	98-25 1⁄4 / 3.013%.

Spread to Benchmark UST:	135 basis points.

Yield to Maturity:	4.363%.

Optional Redemption:

Prior to April 9, 2027, the Company may redeem the 2027 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 notes matured on April 9, 2027) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2027 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after April 9, 2027, the Company may redeem the 2027 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the 2027 notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Trade Date:	May 2, 2022.

Settlement Date:	May 9, 2022, which will be the fifth business day following the date of pricing of the 2027 notes (T+5).*

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036P BK3 ISIN: US21036PBK30

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BBVA Securities Inc. BMO Capital Markets Corp. M&T Securities, Inc. Scotia Capital (USA) Inc.

Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. PNC Capital Markets LLC TD Securities (USA) LLC Truist Securities, Inc.

Wells Fargo Securities, LLC Academy Securities, Inc. Fifth Third Securities, Inc. Rabo Securities USA, Inc. Siebert Williams Shank & Co., LLC

$700,000,000 4.750% Senior Notes due 2032

Issuer:	Constellation Brands, Inc.

Principal Amount:	$700,000,000 aggregate principal amount.

Title of Securities:	4.750% Senior Notes due 2032 (the “2032 notes” and, together with the 2024 notes and the 2027 notes, the “notes”).

Final Maturity Date:	May 9, 2032.

Public Offering Price:	99.638% of principal amount plus accrued interest, if any, from and including May 9, 2022.

Coupon:	4.750% per annum.

Interest Payment Dates:	May 9 and November 9.

Record Dates:	April 24 and October 25.

First Interest Payment Date:	November 9, 2022.

Benchmark UST:	1.875% UST due February 15, 2032.

Benchmark UST Price & Yield:	90-17+ / 2.996%.

Spread to Benchmark UST:	180 basis points.

Yield to Maturity:	4.796%.

Optional Redemption:	Prior to January 9, 2032, the Company may redeem the 2032 notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 notes matured on January 9, 2032) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2032 notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after January 9, 2032, the Company may redeem the 2032 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the 2032 notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Trade Date:	May 2, 2022.

Settlement Date:	May 9, 2022, which will be the fifth business day following the date of pricing of the 2032 notes (T+5).*

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036P BL1 ISIN: US21036PBL13

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BBVA Securities Inc. BMO Capital Markets Corp. M&T Securities, Inc. Scotia Capital (USA) Inc.

Co-Managers:

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

Fifth Third Securities, Inc.

Rabo Securities USA, Inc.

Siebert Williams Shank & Co., LLC

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any Joint Bookrunner will arrange to send you the prospectus, at no cost, if you request it by calling, as applicable, (i) the issuer’s Secretary at 1-585-678-7100, (ii) BofA Securities, Inc. at (800) 294-1322 (toll free), (iii) Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or (iv) J.P. Morgan Securities LLC at (212) 834-4533 (collect).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.